EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Announces First Quarter 2004 Results

CHICAGO - April 27, 2004 - The Wm. Wrigley Jr. Company (NYSE - WWY) announced today that first quarter 2004 sales rose 21% on a worldwide unit volume gain of 11%. Net earnings for the quarter were $0.49 per share, up $0.06 or 14% from a year ago.

Sales and Gross Margins

For the first quarter of 2004, global sales rose 21% to $812 million, up $140 million from the same quarter last year. Strong volume gains, positive contribution from currency translation, and favorable product mix drove top-line growth. On a currency neutral basis, total company sales increased by $91 million or 14%.

In EMEAI (principally Europe) sales were up 31% on a very strong 20% volume gain and the benefit of currency. Highlights include solid performance of both the core gum business, including the Extra(R) and Orbit(R) brands, as well as sales contributions from non-gum initiatives including breath strips, mints and dental candies. Positive results were seen across the geographic region with particular contributions from Russia, France and Germany.

First quarter sales in North America were up 13% on a 4% unit volume increase. Favorable mix in the U.S. was driven by the Orbit(R) and Eclipse(R) brands, including new Eclipse Mints(R), while the Excel(R) brand helped drive volume and sales growth in Canada.

In Asia, volume gains of 9% drove sales growth of 12% in the quarter. These gains reflect improved momentum in China, as well as growth in Vietnam.

Consolidated gross margin for the quarter was 56.4%, down 170 basis points from the same period a year ago due primarily to higher product costs as well as increased couponing to support product initiatives in the U.S.

Continued. . .

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Operating Profits and Net Earnings

Consolidated net earnings of $111 million were up $14 million or 14% from the prior year. On a per share basis, earnings for the quarter were $0.49, an increase of $0.06 or 14%. Consolidated operating profits in the quarter grew by 14% versus the prior year. Profitability in the quarter reflects unit volume increases and currency benefits, moderated by higher product cost and investment in brand building, selling infrastructure, R&D and information technology. Without the benefit of currency translation, earnings per share would have been up $0.02 or 5%.

_____________________________

FROM: WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director - Corporate Communications
Phone: (312) 645-4077

Kelly McGrail, Director - Corporate Communications
Phone: (312) 645-4754

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $3 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(R), Wrigley's Spearmint(R), Big Red(R), Juicy Fruit(R), Winterfresh(R), Extra(R), Freedent(R), Hubba Bubba(R), Orbit(R), Excel(R), Eclipse(R), Airwaves(R), Alpine(R), Cool Air(R), and P.K.(R)

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended
	March 31,

	2004	2003

Net sales	$812,151,000	$672,393,000

Cost of sales	353,766,000	281,974,000

Gross profit	458,385,000	390,419,000

Selling, general and
administrative expense	296,716,000	249,055,000

Operating income	161,669,000	141,364,000

Investment income	2,495,000	1,530,000
Other expense	(954,000)	(220,000)

Earnings before income taxes	163,210,000	142,674,000

Income taxes	52,227,000	45,655,000

Net earnings	$110,983,000	$97,019,000

Net earnings per average share
of common stock (basic and diluted)(a)	$0.49	$0.43

Average number of shares
outstanding for the period	224,794,992	225,054,084

(a) Per share calculations based on the average number of shares outstanding for the period.